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                                                                    Exhibit d(5)

                              SUBADVISORY AGREEMENT


                    Smith Barney International Large Cap Fund



         SUBADVISORY AGREEMENT, dated as of December 19, 2002, by and between Smith Barney Fund Management LLC, a Delaware limited liability corporation (the "Manager"), and Citigroup Asset Management Ltd., a private limited liability company incorporated in England and Wales (the "Subadviser").

                              W I T N E S S E T H:
                              - - - - - - - - - --

         WHEREAS, the Manager has been retained by Smith Barney Trust II, a Massachusetts business trust (the "Trust"), to act as investment adviser to the Trust with respect to the series of the Trust designated as Smith Barney International Large Cap Fund (the "Fund"), and

         WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act"), and

         WHEREAS, the Manager wishes to engage the Subadviser to provide certain investment advisory services for the Fund, and the Subadviser is willing to provide such investment advisory services for the Fund on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Appointment of the Subadviser. In accordance with and subject to the Management Agreement between the Trust and the Manager (the "Management Agreement"), the Manager hereby appoints the Subadviser to act as subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to provide an investment program with respect to the Fund for the compensation provided by this Agreement.

         2. Duties of the Subadviser. The Subadviser shall provide the Manager with such investment advice and supervision as the Manager may from time to time consider necessary for the proper management of such portion of the Fund's investment assets as the Manager may designate from time to time. Notwithstanding any provision of this Agreement, the Manager shall retain all rights and ultimate responsibilities to supervise and, in its discretion, conduct investment advisory activities relating to the Trust. The Subadviser shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund allocated by the Manager to the Subadviser shall be held uninvested, subject always to the restrictions of the Trust's Declaration of Trust, dated as of September 28, 2001, and By-laws, as each may be amended and restated from time to time (respectively, the "Declaration" and the "By-Laws"), the provisions of the 1940 Act, and the then-current Registration Statement of the Trust with respect to the Fund, and subject, further, to the Subadviser notifying the Manager in advance of the Subadviser's intention to purchase any securities except insofar as the requirement for such notification may be waived or limited by the Manager, it being understood that the Subadviser shall be responsible for compliance with any restrictions imposed in writing by the Manager from time to time in order to facilitate compliance with the above-mentioned restrictions and such other restrictions as the Manager may determine. Further, the Manager or the Trustees of the Trust may at any time, upon written notice to the Subadviser, suspend or restrict the right of the Subadviser to determine what securities shall be purchased or sold on behalf of the Fund and what portion, if any, of the assets of the Fund shall be held uninvested. The Subadviser shall also, as requested, make recommendations to the Manager as to the manner in which proxies, voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Board of Trustees of the Trust or the Manager at any time, however, make any definite determination as to investment policy applicable to the Fund and notify the Subadviser thereof in writing, the Subadviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

         The Subadviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of securities for the Fund's account with the brokers or dealers selected by it, and to that end the Subadviser is authorized as the agent of the Trust to give instructions to the custodian and any subcustodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. The Subadviser will advise the Manager on the same day it gives any such instructions. In connection with the selection of such brokers or dealers and the placing of such orders, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. In making purchases or sales of securities or other property for the account of the Fund, the Subadviser may deal with itself, the Manager, or the Trustees of the Trust or the Trust's underwriter or distributor, or with its or their respective affiliate or affiliates, to the extent such actions are permitted by the 1940 Act. The Board of Trustees of the Trust, in its discretion, may instruct the Subadviser to effect all or a portion of its securities transactions with one or more brokers and/or dealers selected by the Board of Trustees, if it determines that the use of such brokers and/or dealers is in the best interest of the Trust.

         3. Allocation of Charges and Expenses. The Subadviser shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 2 above. Except as provided in the foregoing sentence, it is understood that the Trust will pay from the assets of the Fund all of its own expenses allocable to the Fund including, without limitation, organization costs of the Fund; compensation of Trustees who are not "affiliated persons" of the Manager; governmental fees; interest charges; brokerage fees and commissions; loan commitment fees; taxes; membership dues in industry associations allocable to the Trust; fees and expenses of independent auditors, legal counsel and any transfer agent, distributor, shareholder servicing agent, service agent, registrar or dividend disbursing agent of the Trust; expenses of issuing and redeeming shares of beneficial interest and servicing shareholder accounts; expenses of preparing, typesetting, printing and mailing prospectuses, statements of additional information, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to existing shareholders of the Fund; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Fund (including but not limited to the fees of independent pricing services); expenses of meetings of the Fund's Trustees and of the Fund's shareholders; expenses relating to the registration and qualification of shares of beneficial interest of the Fund; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust on behalf of the Fund may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

         4. Compensation of the Subadviser. For the services to be rendered by the Subadviser hereunder, the Manager shall pay to the Subadviser out of the management fee it receives from the Trust, and only to the extent thereof, an investment subadvisory fee, computed daily and paid monthly, at an annual rate equal to 0.55% of the aggregate assets of the Fund allocated to the Subadviser. If the Subadviser serves as investment subadviser for less than the whole of any period specified in this Section 4, the compensation to the Subadviser shall be prorated. Neither the Trust nor the Fund shall be liable to the Subadviser for the compensation of the Subadviser.

         5. Covenants of the Subadviser. The Subadviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the 1940 Act, and will comply with all other provisions of the Declaration and By-Laws and the then-current Registration Statement applicable to the Fund relative to the Subadviser and its directors and officers.

         6. Limitation of Liability of the Subadviser. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 6, the term "Subadviser" shall include directors, officers, and employees of the Subadviser as well as the Subadviser itself. The Trust, on behalf of the Fund, is expressly made a third party beneficiary of this Agreement, and may enforce any obligations of the Subadviser under this Agreement and recover directly from the Subadviser for any liability the Subadviser may have hereunder.

         7. Activities of the Subadviser. The services of the Subadviser to the Fund are not to be deemed to be exclusive, the Subadviser being free to render investment advisory and/or other services to others, including accounts or investment management companies with similar or identical investment objectives to the Fund. It is understood that Trustees, officers, and shareholders of the Trust or the Manager are or may be or may become interested in the Subadviser, as directors, officers, employees, or otherwise and that directors, officers and employees of the Subadviser are or may become similarly interested in the Trust or the Manager and that the Subadviser may be or may become interested in the Trust as a shareholder or otherwise.

         8. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written, and shall govern the relations between the parties hereto thereafter and shall remain in force for a period of two years from its effectiveness, on which date it will terminate unless its continuance after that date is "specifically approved at least annually" (a) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Manager or of the Subadviser at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Fund.

         This Agreement may be terminated at any time without the payment of any penalty by (i) the Trustees, (ii) the "vote of a majority of the outstanding voting securities" of the Fund, or (iii) the Manager, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement may be terminated at any time without the payment of any penalty by the Subadviser on not less than 90 days' written notice to the Manager. This Agreement shall automatically terminate in the event of its "assignment."

         This Agreement constitutes the entire agreement between the parties and may be amended only if such amendment is approved by the Subadviser and the "vote of a majority of the outstanding voting securities" of the Fund (except for any such amendment as may be effected in the absence of such approval without violating the 1940 Act).

         The terms "specifically approved at least annually," "vote of a majority of the outstanding voting securities," "assignment," "affiliated person," and "interested persons," when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         9. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts provided, however, that nothing herein will be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rules or regulations of the Securities and Exchange Commission thereunder.
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

SMITH BARNEY FUND                          CITIGROUP ASSET
MANAGEMENT LLC                             MANAGEMENT LTD.

By:                                        By:
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Title:                                     Title:
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The foregoing is acknowledged:

The undersigned officer of the Trust has executed this Agreement not individually but in his capacity as an officer of the Trust under the Declaration. The Trust does not hereby undertake, on behalf of the Fund or otherwise, any obligation to the Subadviser.

SMITH BARNEY TRUST II
on behalf of Smith Barney International
Large Cap Fund


By:
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Title:
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